Exhibit 99.1

Avatech Solutions, Inc. - Corporate Headquarters 10715 Red Run Blvd, Suite 101 Owings Mills, MD 21117 phone: 410-581-8080 fax: 410-581-8088 www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Announces Profitable First Quarter

First Quarter Earnings Extend the Company’s Profit Record To Four Consecutive Quarters

BALTIMORE, MARYLAND – November 10, 2005 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the recognized leader in design and engineering solutions, product lifecycle management, and facilities management, today announced earnings for its first quarter ended September 30, 2005, reporting its fourth consecutive quarter of profitability. The Company’s earnings for the quarter were $205,000, or $0.02 per share, compared with a loss of ($813,000), or ($0.09) per share for the same period in 2004. Total revenues for the quarter were approximately $9.2 million, a 37% increase over revenues for the first quarter of 2004, and net income increased more than $1 million from the same period last year.

“On the heels of three consecutive profitable quarters and a profitable year-end, these first quarter results are further proof that our business strategy is generating bottom line results,” said Avatech CEO Scotty Walsh.

“Historically, the first quarter of our fiscal year has been our weakest period in terms of overall revenues and earnings so we’re off to a great start this year and we continue to enhance our position as a leading design and engineering systems integrator. Comparing the first quarter of this year to the same period in fiscal 2004 shows dramatic improvements in every area of our business. Our revenues grew significantly, our gross margin percentage increased by almost five percentage points and our selling, general, and administrative expenses were up only slightly,” continued Walsh. “I am particularly pleased with the huge growth in services revenues in this fast-growing piece of our business. These results should serve as a springboard for what we believe will be a very good year for the Company, our employees, and our shareholders.”

The Company attributes its strong financial results to a dramatic growth in revenues coupled with a focus on controlling operating expenses. Avatech receives sales incentives from its principal supplier, Autodesk, based upon the achievement of Autodesk-defined sales targets. The Company indicated that as a result of its strong revenues it the first quarter, they realized significantly larger incentives this quarter when compared to the same period in 2004. Avatech officials also indicated that the Company achieved better utilization of services personnel, resulting in higher services revenues with a smaller increase in costs. Cost containment efforts resulted in increases in the Company’s selling, general, and administrative expenses of less than 14% despite the addition of sales and management personnel.

“The market for our products and our consulting and implementation services remains strong and we expect to continue that trend for the rest of the fiscal year,” commented Walsh. “Our much improved financial condition, as well as the recent increases in our stock’s value, allows us to invest in the growth areas of our business and to continue our strategy of expansion through selected mergers and acquisitions.” Avatech’s stock closed on Wednesday at $1.22 per share, more than double the $0.50 closing price at its year end, June 30, 2005.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

All brand names, product names, or trademarks belong to their respective holders.

Avatech Solutions, Inc.

Summary Consolidated Financial Data

	Three Months Ended September 30,
	2005	2004
Revenues	$9,227,000	$6,752,000
Cost of revenue	5,046,000	4,090,000
Gross margin	4,181,000	2,662,000
Operating income (loss)	359,000	(676,000)
Net income (loss)	205,000	(813,000)

Earnings (loss) per share:
Basic	$0.02	$(0.09)

Diluted	$0.01	$(0.09)

Weighted average common shares outstanding:
Basic	10,884,969	9,599,659

Diluted	14,242,185	9,599,659